                                                                     EXHIBIT 4.3


                  THIS CONVERTIBLE DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, ASSIGNED OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION THEREUNDER EXCEPT IN ACCORDANCE WITH AN APPLICABLE EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED.



                                   $3,400,000


                         ADVANCED MEDICAL SCIENCES, INC.


                     CONVERTIBLE DEBENTURE DUE JUNE 1, 2004




                  FOR VALUE RECEIVED, the undersigned, ADVANCED MEDICAL SCIENCES, INC., a corporation duly organized and existing under the laws of the State of Virginia (the "Payor"), with its principal business address at 382 Rte. 59 #310, Monsey, New York 10952 hereby promises to pay to the order of DEERSKIN TRADING POST, INC. (the "Payee"), with its principal business address at 2500 Arrowhead Drive, Carson City, Nevada 89701, the principal amount of Three Million Four Hundred Thousand Dollars ($3,400,000) on June 1, 2004 (the "Maturity Date"), plus interest at the rate of 8% per annum on the unpaid principal balance, such interest to be paid on the last day of each July, October, January and April prior to the Maturity Date and on the Maturity Date together with the repayment of the principal balance and with all charges, amounts, sums and interest which have accrued and have not been paid. All payments to be made pursuant to this Debenture shall be made in such coin or currency of the United States of America which, at the time of payment, is legal tender for the payment of public and private debts. All such payments shall be made by electronic funds wire transfer in accordance with the wire transfer instructions submitted by Payee as the first payment method option; however, Payee may designate that payments may be made by bank or certified check, at the offices of the Payee set forth above or such other place as the Payee shall designate in writing to the Payor. In the event that any installment of principal or interest on this Debenture is not paid when due, such overdue principal or interest shall bear interest from thirty days after the due date until paid (to the extent permitted by law) at the rate of 15% per annum. In addition, in the event such overdue principal or interest is not paid for a period of ten days after the date due, the Payor shall promptly pay the Payee a late payment fee equal to 5% of such overdue principal or interest. In the event the rate of interest hereunder shall exceed the maximum rate permitted by applicable law, such rate of interest shall automatically and without further action on the part of any person be reduced to the maximum rate permitted by applicable law.

         1. Optional Redemption. This Debenture may not be redeemed, called or prepaid without Payee's prior written consent prior to June 1, 2001. Thereafter, this Convertible Debenture will be subject to redemption at any time at the option of the Payor, in whole or in part, on not less than 30 nor more than 60 days' prior notice in amounts of $100,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning on June 1 of each of the years indicated below:

                  Year                        Redemption Prices
                  ----                        -----------------

                  2001                               105%
                  2002                               104%
                  2003                               103%

and thereafter at 100% of the principal amount, in each case, together with accrued and unpaid interest if any, to the redemption date.

         2. Security Interest. Concurrently with the issuance of this Debenture, Payor is executing and delivering to Payee a Security Agreement dated as of the date hereof (the "Security Agreement") pursuant to which the Payor has granted a security interest in certain collateral to secure the payment of this Debenture.

         3. Conversion.

         3.1 Right to Convert. The Payee shall have the right, one or more times at its option, at any time and from time to time, to convert the principal amount of this Debenture, or any portion of such principal which is at least Two Hundred Thousand Dollars ($200,000), into that number of fully-paid and nonassessable shares of Common Stock of the Payor, obtained by dividing the principal amount of the Debenture or portion thereof surrendered for conversion by the conversion price equal to the lesser of (i) the current market price per share of Payor's Common Stock on that date which is five days after the date hereof (or if such day shall not be a business day, then the following business day), computed in accordance with Section 3.4(c) hereof and (ii) the current market price per share of Payor's Common Stock on June 1, 2000, computed in accordance with Section 3.4(c) hereof, provided however, that no adjustment in the conversion price shall be required unless such adjustment would require a decrease of at least 5% in such price.

         3.2 Exercise of Conversion Privilege; Issuance of Common Stock on Conversion; No Adjustment for Interest or Dividends. In order to exercise the conversion privilege, the Payee shall surrender this Debenture to the Payor and shall give written notice of conversion in the form provided herein to the Payor that the Payee elects to convert this Debenture or the portion thereof specified in said notice.

         As promptly as practicable (but not more than 10 days) after the surrender of this Debenture and the receipt of such notice as aforesaid, the Payor shall issue and shall deliver to the Payee a certificate or certificates for the number of full shares issuable upon the conversion of this Debenture or portion thereof in accordance with the provisions of this Debenture and a check or cash in respect of any fractional interest in respect of a share of Common Stock arising upon such conversion as provided in Section 3.3 of this Debenture. In each case this Debenture shall be surrendered for partial conversion, the Payor shall also promptly execute and deliver to the Payee a new Debenture or Debentures in an aggregate principal amount equal to the unconverted portions of the surrendered Debenture.

         Each conversion shall be deemed to have been effected on the date on which this Debenture shall have been surrendered and such notice shall have been received by the Payor, as aforesaid, and the Payee shall be deemed to have become on said date the holder of record of the shares issuable upon such conversion; provided, however, that any such surrender on any date when the stock transfer books of the Payor shall be closed shall constitute the Payee as the record holder thereof for all purposes on the next succeeding day on which such stock transfer books are open.

         No adjustment of the number of shares to be issued upon conversion shall be made for interest accrued on this Debenture prior to the date it is surrendered or for cash dividends on any shares issued upon the conversion of this Debenture prior to the date it is surrendered. However, all accrued interest shall be payable by wire transfer, or in cash or cash equivalents.

         3.3 Cash Payments in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of Debentures. If any fractional shares of stock would be issuable upon the conversion of this Debenture, the Payor shall make a payout therefor in cash at the current market value thereof. The current market value of a share of Common Stock shall be the closing price of the day (which is not a legal holiday) immediately preceding the day on which this Debenture (or specified portions thereof) is deemed to have been converted and such closing price shall be determined as provided in subsection (c) of Section 3.4.

         3.4 Adjustment of Conversion Price. The conversion price shall be adjusted from time to time as follows:

                           (a) Dividends. In case the Payor shall on any one or
                  more occasions after the date of this Debenture (i) pay a dividend or make a distribution in shares of its capital stock (whether shares of Common Stock or of capital stock of any other class), (ii) subdivide its outstanding Common Stock, or
                  (iii) combine its outstanding Common Stock into a smaller number of shares, the conversion price in effect immediately prior thereto shall be adjusted so that the holder of any Debenture thereafter surrendered for conversion shall be entitled to receive the number of shares of capital stock of the Payor which it would have owned or have been entitled to receive after the happening of any of the events described above had this Debenture been converted immediately prior to the happening of such event. An adjustment made pursuant to this subsection (a) shall become effective immediately after the record date.

                           (b) Other Distributions. The purpose of this
                  subsection is to provide a means to reduce the Payee's conversion price in the event the assets of the Payor are materially diluted through distributions to the Payor's common stockholders and/or any other security holder of the Payor. In case the Payor shall distribute to all holders of its Common Stock evidence of its indebtedness or assets (excluding cash dividends or distributions paid from retained earnings of the Payor) or subscription rights or warrants, then in each such case the conversion price shall be adjusted so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the date of such distribution by a fraction of which the numerator shall be the current market price per share (as defined in subsection (c) of this Section 3.4) of the Common Stock on the record date as set forth below less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one (1) share of Common Stock, and the denominator shall be the current market price per share (as defined in subsection (c) below) of the Common Stock. In the event that securities of a subsidiary of the Payor shall be distributed to the Payor's common stockholders and/or any other security holder of the Payor, such subsidiary shall, no later than the date of such distribution, jointly assume the obligation of repaying this Debenture and this Debenture shall become convertible at, the Payee's option, into Common Stock of such subsidiary, initially at a conversion price equal to the reduction in the conversion price with respect to the Payor's Common Stock as provided herein. Such adjustments shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

                           (c) Conversion Price Adjustment. For the purpose of
                  any computation under this Section 3.4, the current market price per share of Common Stock at any date shall be deemed to be the average of the daily closing prices (disregarding the three highest closing prices and the three lowest closing prices) for the twenty six consecutive trading days commencing thirty-one trading days before the day in question. The closing price for each day shall be (i) the last sale price of the Common Stock on the National Association of Securities Dealers, Inc., Automated Quotation System or any other automated quotation system or, if no sale occurred on such date, the closing bid price of the Common Stock on such quotation system on such date or (ii) if the Common Stock shall be listed or admitted for trading on the New York or American Stock Exchange or any successor exchange, the last sale price, or if no sale occurred on such date, the closing bid price of the Common Stock on such exchange, or (iii) if the Common Stock shall not be included in any automated quotation system or listed on any such exchange, the closing bid quotation for Common Stock as reported by the National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations for Common Stock on at least five of the ten preceding days. If none of the conditions set forth above is met, the closing price of Common Stock on any day or the average of such closing prices for any period shall be the fair market value of Common Stock as determined by a member firm of the New York Stock Exchange, Inc. selected by the Board of Directors, provided such firm shall be reasonably acceptable to Payee.

                           (d) No Nominal Adjustments. No adjustment in the
                  conversion price shall be required unless such adjustment would require an increase or decrease of at least two percent (2%) in such price; provided, however, that any adjustments which by reason of this subsection (d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section shall be made to the nearest cent or to the nearest one-hundredth (1/100th) of a share, as the case may be.


                           (e) Conversion Price Adjustment Notice. Whenever the
                  conversion price is adjusted, as herein provided, the Payor shall prepare a notice of such adjustment of the conversion price setting forth the adjusted conversion price and the date on which such adjustment becomes effective and shall mail such notice of such adjustment of the conversion price to the Payee.

         3.5 Effect of Reclassification, Consolidation, Merger or Sale. If any of the following events occur, namely (i) any reclassification or change of outstanding shares of Common Stock issuable upon conversion of this Debenture (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger to which the Payor is a party other than a consolidation or merger in which the Payor is the continuing corporation and which does not result in any reclassification of, or change (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination) in, outstanding shares of Common Stock, or (iii) any sale or conveyance of the properties and assets of the Payor as, or substantially as, an entirety to any other corporation; then this Debenture shall be convertible into the kind and amount of shares of stock and other securities or property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock issuable upon conversion of this Debenture immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. The above provisions of this Section shall similarly apply to successive reclassifications, consolidations, mergers and sales.

         3.6 Reservation of Shares; Shares to be Fully Paid. As of the date hereof, the Payor has reserved, free from preemptive rights, out of its authorized but unissued shares, or out of shares held in its treasury, sufficient shares to provide for the conversion of this Debenture. Before taking any action which would cause an adjustment reducing the conversion price below the then par value, if any, of the shares of Common Stock issuable upon conversion of this Debenture, the Payor shall promptly take all corporate action which may be necessary in order that the Payor may validly and legally issue shares of such Common Stock at such adjusted conversion price. The Payor covenants that all shares of Common Stock which may be issued upon conversion of Debentures will upon issue be fully paid and nonassessable.

         3.7 Notice to Payee Prior to Certain Actions. In case:

                           (a) the Payor shall declare a dividend (or any other
                  distribution) on its Common Stock (other than in cash out of retained earnings); or

                           (b) the Payor shall authorize the granting to the
                  holders of its Common Stock of rights or warrants to subscribe for or purchase any share of any class or any other rights or warrants; or

                           (c) of any reclassification of the Common Stock of
                  the Payor (other than a subdivision or combination of its outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value) or, of any consolidation or merger to which the Payor is a party and for which approval of any shareholders of the Payor is required, or of the sale or transfer of all or substantially all of the assets of the Payor; or

                           (d) of the voluntary or involuntary dissolution,
                  liquidation or winding up of the Payor;

the Payor shall give notice to the Payee in accordance with this Debenture as promptly as possible but, in any event, at least thirty days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up; without limiting the definition of a breach of this Debenture, such failure shall constitute a breach hereunder.

         4. Registration Rights.

         4.1 Grant of Piggyback Right. So long as there shall be outstanding any principal or interest under this Debenture or the Payee shall hold any shares of Common Stock issuable to the Payee pursuant to this Debenture ("Conversion Shares"), the Payor shall send written notice to the Payee in accordance with this Agreement at least one month prior to the filing by the Payor of any registration statement filed by the Payor on Form S-1, Form S-2, Form S-3 or Form SB-2, or any successor form, covering the sale of common stock, and shall give to the Payee the right to have included in any such registration statement any Conversion Shares. In order to have the Conversion Shares included in such registration statement, the Payee must give written notice to the Payor within 15 days after the date of the Payee's receipt of written notice from the Payor indicating the number of Conversion Shares requested to be included for sale in such registration statement. Upon receipt of such notice from the Payee, the Payor shall use its best efforts to cause all of the Common Stock specified in such notice to be registered under the Securities Act of 1933, as amended (the "Securities Act"). The registration expenses in connection with such registration statement shall be paid by the Payor (exclusive of underwriter's spread and commissions with respect to stock sold by the Payee or fees and disbursements of the Payee's counsel). If the registration statement to be filed by the Payor pertains to an underwritten public offering of shares of common stock to be sold solely for the account of the Payor and, if in the judgment of the prospective managing or lead underwriter for the Payor as set forth in a letter to the Payor, the registration of the Conversion Shares would materially adversely affect the proposed public offering by the Payor, the Payor shall not be obligated to register such number of Conversion Shares in such registration statement for inclusion in such public offering as such underwriter shall have identified as having, in its judgment, such material adverse effect.

         4.2 Demand Registration Right. If at any time after six months from the date hereof while there shall be outstanding any principal or interest under this Debenture or while the Payee shall hold Conversion Shares, the Payee shall give notice to the Payor to the effect that the Payee desires to register under the Securities Act any Conversion Shares, under such circumstances that a public distribution (within the meaning of the Securities Act)of any such Conversion Shares will be involved, then the Payor will as promptly as practicable after receipt of such notice, but not later than ninety (90) days after receipt of such notice, at the Payee's option, file a registration statement pursuant to the Securities Act (the "Demand Registration") to the end that the Conversion Shares may be publicly sold under the Securities Act as promptly as practicable thereafter and the Payor will use its best efforts to cause such registration to become and remain effective as provided herein (including the taking of such steps as are reasonably necessary to obtain the removal of any stop order); provided, that the Payee shall furnish the Payor with appropriate information in connection therewith as the Payor may reasonably request; and provided that the Payor shall not be required to file such a registration statement pursuant to this Section on more than one occasion; and provided, further, that the registration rights of the Payee under this Section shall be subject to the "piggyback" registration rights of other holders of securities of the Payor to include such securities in any registration statement filed pursuant to this Section; however, all costs and expenses of the Demand Registration shall then be shared proportionately with any other parties desiring to piggyback onto the Payee's Demand Registration. The exercise by the Payee of its demand registration right under this Section shall be deemed to be an irrevocable election to convert this Debenture to the extent of the Conversion Shares which the Payee has elected to have registered (but no more) no later than the effective date of the registration statement required hereunder. The Payee shall bear the entire cost and expense of any registration of Conversion Shares initiated by it under this Section, provided, however, that if the Payor registers any securities within six months of the effective date of the Demand Registration, then the Payor shall reimburse the Payee its actual costs incurred in registering its securities pursuant to the Section. The Payor shall only be required to grant a Demand Registration as contemplated by this Section on one occasion. The Payor shall not be required to grant a Demand Registration as contemplated by this Section in the event that (i) the Payee shall be able to sell Conversion Shares pursuant to Rule 144 under the Securities Act, but only to the extent that Rule 144 is available for the sale of Conversion Shares during the three month period immediately following demand,
(ii) such demand shall relate to less than the conversion of $1 million of principal amount under this Debenture unless the entire unpaid principal amount of this Debenture shall be less than $1 million and (iii) if "piggy back" rights pursuant to Section 4.1 hereof had been extended to the Payee within six months prior to its making such demand.

         4.3 Undertaking to File Documents. The Payee shall execute, deliver and/or file with or supply to the Payor, the Securities and Exchange Commission and/or any state or other regulatory authority such information, documents, representations, undertakings and/or agreements necessary to carry out the provisions of the registration covenants contained herein and/or to effect the registration or qualification of the Conversion Shares under the Securities Act and/or any of the laws and regulations of any state or governmental instrumentality.

         4.4 Commitment to Keep Effective. The Payor will be obligated to keep any registration statement filed by it hereunder and any registration or qualification pursuant to Section 4.5 below effective under the Securities Act for a period of six months after the actual effective date of such registration statement and to prepare and file such supplements and amendments which may be necessary to maintain an effective registration statement for such period. The Payor will furnish to the Payee such number of prospectuses and other appropriate documents as the Payee may from time to time reasonably request.

         4.5 Blue Sky Registration. The Payor will use its best efforts to register or qualify the shares of Common Stock covered by any registration statement under the Securities Act which includes Conversion Shares to be sold on behalf of the Payee pursuant hereto under such securities or blue sky laws in such jurisdictions within the United States as the Payee may reasonably request; provided, however, that the Payor reserves the right, in its sole discretion, not to register or qualify such shares of Common Stock in any jurisdiction in which such shares of Common Stock do not satisfy the requirements of such jurisdiction or in which the Payor would be required to qualify as a foreign corporation to do business in such jurisdiction and is not so qualified therein or is required to file any general consent to service of process.

         4.6 Deregistration. In the event the Payee has not sold all of the Conversion Shares included in the registration statement or prior to the expiration of the six-month period specified above, the Payee hereby agrees that the Payor may deregister by post-effective amendment any Conversion Shares of the Payee covered by the registration statement but not sold on or prior to such date. The Payor agrees that it will notify the Payee of the filing and effective date of each such post-effective amendment.

         4.7 Right to Delay. The Payor shall have the right at any time after it shall have received written notice pursuant to Section 4.1 to elect not to file or to delay any such proposed registration statement, or to withdraw the same after the filing but prior to the effective date thereof. In addition, the Payor may delay the filing of any registration statement requested pursuant to Section
4.2 hereof by not more than 120 days if the Payor, prior to the time it would otherwise have been required to file such registration statement, determines in good faith that the filing of the registration statement would require the disclosure of non-public material information that, in its judgment, would be detrimental to the Payor if so disclosed or would otherwise adversely affect a financing, acquisition, disposition, merger or other material transaction.

         4.8 Selection of Underwriters. If a registration pursuant to Section
4.1 hereof involves an underwritten offering, the Payor shall have the right to select the investment banker or investment bankers and manager or managers that will serve as underwriter with respect to the underwritten offering. The Payee may not participate in any underwritten offering under this Debenture unless the Payee completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwritten offering, in each case, in the form and upon terms reasonably acceptable to the Payor and the underwriters. The requested registration pursuant to Section 4.2 hereof shall not involve an underwritten offering unless the Payor shall first give its written approval of each underwriter that participates in the offering, such approval not to be unreasonably withheld.

         4.9 Principal Shareholders. The Payor will not file a registration statement on behalf of any person who beneficially owns more than 10% if the Payor's issued and outstanding common stock (other than Pioneer Venture Associates Limited Partnership), as a selling shareholder, without the prior written approval of the Payee, which approval shall not be unreasonably withheld.

         5. Acceleration. In the event that (i) the Payor shall default in the due and punctual payment of any installment of interest on this Debenture when and as the same shall become due and payable and such default shall continue for fifteen days after written notice from the Payee to the Payor or (ii) the Payor shall be in default under the Security Agreement, after the passage of any applicable grace period; or (iii) the Payor shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy" as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or (iv) in the event of the appointment of a custodian (as defined in the Bankruptcy Code) for all or substantially all of the property of the Payor; or
(v) in the event the Payor shall commence any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect, relating to the Payor or in the event of the commencement against the Payor of any such proceeding which remains undismissed for a period of 90 days; or (vi) if the Payor is adjudicated insolvent or bankrupt; or (vii) if any order of relief or other order approving any such case or proceeding is entered; or (viii) if the Payor shall allow any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 90 days; or (ix) if the Payor shall make a general assignment for the benefit of creditors; or (x) if the Payor shall cease doing business as a going concern; or (xi) if the Payor shall take action for the purpose of effecting any of the foregoing; (the foregoing being hereinafter collectively referred to as "Events of Default") then, in any such Event of Default and at any time thereafter while such Event of Default is continuing, the Payee may, in addition to any other rights and remedies, the Payee may have hereunder or otherwise, including, without limitation, the right to an increased rate of interest and to late payment fees as set forth on the first page of this Debenture, declare this Debenture to be due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

         6. Waivers; Modifications.

         6.1 In General. No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this Debenture shall operate as a waiver nor as an acquiescence in any default. No single or partial exercise of any right or remedy shall preclude any other or further exercise thereof or any exercise of any other right or remedy.

         6.2 Presentment, Etc.; Jury Trial Waived. The Payor hereby waives presentment, demand, notice of dishonor, protest and notice of protest. The Payor hereby waives all rights to a trial by jury in any litigation arising out of or in connection with this Debenture.

         6.3 Modifications. This Debenture may not be modified or discharged orally, but only in writing duly executed by the Payee and the Payor.

         7. Successors and Assigns. All the covenants, stipulations, promises and agreements in this Debenture made by the Payor shall bind its successors and assigns, whether so expressed or not, and inure to the benefit of the Payee and its successors and assigns.

         8. Miscellaneous.

         8.1 Headings. The headings of the various paragraphs of this Debenture are for convenience of reference only and shall in no way modify any of the terms or provisions of this Debenture.

         8.2 Governing Law. This Debenture and the obligations of the Payor and the rights of the Payee shall be governed by and construed in accordance with the laws of the State of New York applicable to instruments made and to be performed entirely within such State.

         8.3 Collection Costs. The Payor shall pay all costs and expenses incurred by the Payee to enforce its rights under this Debenture, including reasonable counsel fees and other reasonable out-of-pocket expenses, provided, however, that the foregoing shall not relate to the issuance of routine notices sent no more frequently than once in any twelve-month period.

         8.4 Notices. All notices, requests, demands and other communications required or permitted under this Debenture shall be in writing and shall be deemed to have been duly given if personally delivered or if mailed by first class registered or certified mail return receipt requested, or by first class mail if received, addressed to the parties at their respective addresses set forth or referred to on the first page and signature page of this Agreement, with copies to their respective counsel, Milberg Weiss Bershad Hynes & Lerach LLP, Att: Arnold N. Bressler, Esq., One Pennsylvania Plaza, New York, New York 10119, in the case of the Payee, and Caro & Associates, P.C.,
Attention: Chase A. Caro, Esq., 60 East 42nd Street, Suite 2001, New York, New York 10165, in the case of Payor or to such other person or address as may be designated by like notice hereunder.


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




                  IN WITNESS WHEREOF, the Payor has caused this Debenture to be signed in its corporate name by a duly authorized officer and to be dated as of the day and year written below.


Dated:  May 21, 1999

                                              ADVANCED MEDICAL SCIENCES, INC.



                                              By   /s/ [ILLEGIBLE]
                                                --------------------------------
                                                                     (Title)



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


                            FORM OF CONVERSION NOTICE




TO:  Advanced Medical Sciences, Inc.


                  The undersigned owner of this Debenture hereby irrevocably exercises the option to convert this Debenture, or portion hereof (which is at least $200,000) below designated, into shares of Common Stock of America's Shopping Mall, Inc. in accordance with the terms of this Debenture and directs that the shares issuable and deliverable upon the conversion, together with any check in payment for fractional shares and any Debentures representing any unconverted principal amount hereof, be issued and delivered to the registered holder hereof.


Dated:



                                    Name of Owner:__________________________

                                    Signature:______________________________

                                    Title:__________________________________

                                    Address:________________________________

                                            ________________________________

                                    Taxpayer Identification

                                      No.:__________________________________

                                    Amount to be Converted:_________________



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